As filed with the Securities and Exchange Commission on July 31, 2008
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	2285 Clark Drive Vancouver, British Columbia Canada, V5N 3G9 (604) 732-6124	20-3842867 (I.R.S. Employer Identification No.)
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copy to:

Mark F. Hoffman, Esq.
DLA Piper US LLP
701 Fifth Avenue, Suite 7000
Seattle, Washington 98104
Tel: (206) 839-4800
Fax: (206) 839-4801

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of	Amount to be	Offering Price	Aggregate	Amount of
Securities to be Registered	Registered	Per Unit(2)	Offering Price(2)	Registration Fee(3)
Common Stock, par value $0.01 per share	20,935,041(1)	$24.61	$515,211,359	$20,248

(1)	The amount to be registered hereunder represents the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of lululemon athletica inc. (“lululemon”) that we may issue from time to time upon redemption, retraction or purchase of an equivalent number of the exchangeable shares of Lulu Canadian Holding, Inc. (“Lulu Canada”), an indirect subsidiary of lululemon, or upon the liquidation, dissolution or winding up of Lulu Canada. Also includes, pursuant to Rule 416(a) under the Securities Act of 1933, as amended, any additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee.
(3)	A filing fee of $20,248 was previously paid in connection with a July 31, 2008 filing of a registration statement by lululemon on Form S-3 (File No. 333-152672), which filing was subsequently withdrawn on August 1, 2008. In accordance with Rule 457(p) of the Securities Act of 1933, as amended, such previously paid filing fee will offset in its entirety the filing fee currently due pursuant to this registration statement.

Prospectus

20,935,041 Shares
Common Stock

The Offering

This prospectus relates to 20,935,041 shares of our common stock, par value $0.01 per share, that we may issue upon the redemption, retraction or purchase of an equivalent number of the exchangeable shares of Lulu Canadian Holding, Inc. (an indirect wholly-owned subsidiary of ours that we refer to as Lulu Canada in this prospectus), or upon the liquidation, dissolution or winding up of Lulu Canada. The exchangeable shares were issued to Canadian stockholders in connection with our July 2007 reorganization, and the Company has previously disclosed in its reports filed with the Securities and Exchange Commission that 20,935,041 exchangeable shares and 20,935,041 shares of special voting stock are outstanding. Upon the issuance of the registered shares of common stock upon such redemption, retraction or purchase of outstanding exchangeable shares, the Company will cause to be cancelled an equal number of currently-outstanding exchangeable shares of Lulu Canada, as well as an equal number of currently outstanding shares of the Company’s special voting stock, so there will be no change in the number of shares of the Company’s common stock deemed outstanding. Because the shares of our common stock offered by this prospectus will be issued only upon a redemption, retraction or purchase of the exchangeable shares or upon the liquidation, dissolution or winding up of Lulu Canada, we will not receive any cash proceeds from this offering. We are paying all expenses of registration incurred in connection with this offering.

Our common stock is quoted on the Nasdaq Global Select Market under the symbol “LULU” and on the Toronto Stock Exchange under the symbol “LLL”.

You should carefully read and evaluate the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission. See “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2008.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person, including any salesman or broker, to provide information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

The Company

lululemon athletica inc. is a rapidly growing designer and retailer of technical athletic apparel primarily in North America. Our yoga-inspired apparel is marketed under the lululemon athletica brand name. We believe consumers associate our brand with innovative, technical apparel products. Our products are designed to offer performance, fit and comfort while incorporating both function and style. Our heritage of combining performance and style distinctly positions us to address the needs of female athletes as well as a growing core of consumers who desire everyday casual wear that is consistent with their active lifestyles. We also continue to broaden our product range to increasingly appeal to male athletes. We offer a comprehensive line of apparel and accessories including fitness pants, shorts, tops and jackets designed for athletic pursuits such as yoga, dance, running and general fitness. Our branded apparel is principally sold through our stores that are primarily located in Canada and the United States. We believe our vertical retail strategy allows us to interact more directly with, and gain insights from, our customers while providing us with greater control of our brand.

In this prospectus, we refer to lululemon, its wholly-owned and majority-owned subsidiaries and its ownership interest in equity affiliates as “we” or “us,” unless we specifically state otherwise or the context indicates otherwise. Our principal executive offices are located at 2285 Clark Drive, Vancouver, British Columbia, Canada V5N 3G9, and our telephone number at that location is (604) 732-6124.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains information we have filed electronically with the SEC, which you can access over the Internet at
http://www.sec.gov. You can also obtain information about us at the offices of the NASDAQ Stock Market, One Liberty Plaza, 165 Broadway, New York, New York 10006.

This prospectus is part of a registration statement we have filed with the SEC relating to the shares of our common stock that we may issue upon redemption, retraction or purchase of an equivalent number of exchangeable shares of Lulu Canada, or upon the liquidation, dissolution or winding up of Lulu Canada. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and our common stock. The statements in this prospectus pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its Internet site.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the termination of this offering:

•	our annual report on Form 10-K for the year ended February 3, 2008;

•	our quarterly report on Form 10-Q for the quarter ended May 4, 2008; and

•	our current reports on Form 8-K filed June 2, 2008, June 9, 2008, July 3, 2008 and July 30, 2008.

You may request a copy of these filings, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, at no cost, by writing or telephoning us at the following address:

lululemon athletica inc.
2285 Clark Drive
Vancouver, British Columbia
Canada V5N 3G9
Telephone: (604) 732-6124

Forward-Looking Statements

This prospectus, including the information we incorporate by reference, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “plans,” “predicts,” “targets,” “projects,” “could,” “may,” “should” or “would” or other similar expressions that convey the uncertainty of future events or outcomes. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements contained in this prospectus and the documents we have incorporated by reference.

Forward-looking statements may include, but are not limited to, statements that relate to (or statements that are subject to risks, contingencies or uncertainties that relate to): our ability to manage operations at our current size or manage growth effectively; our ability to locate suitable locations to open new stores and to attract customers to our stores; our ability to successfully expand in the United States and other new markets; our ability to finance our growth and maintain sufficient levels of cash flow; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; our ability to effectively market and maintain a positive brand image; our ability to maintain recent levels of comparable store sales or average sales per square foot; our ability to continually innovate and provide our consumers with improved products; the ability of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our lack of long-term supplier contracts; our lack of patents or exclusive intellectual property rights in our fabrics and manufacturing technology; our ability to attract and maintain the services of our senior management and key employees; the availability and effective operation of management information systems and other technology; changes in consumer preferences or changes in demand for technical athletic apparel and other products; our ability to accurately forecast consumer demand for our products; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to find suitable joint venture partners and expand successfully outside North America; our ability to maintain effective internal controls; and changes in general economic or market conditions, including as a result of political or military unrest or terrorist attacks.

The forward-looking statements are not guarantees of future performance, and we caution you not to rely unduly on them. We have based many of these forward-looking statements on expectations and assumptions about future events that may prove to be inaccurate. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

Risk Factors

You should consider carefully the risk factors identified in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended February 3, 2008 before making an investment in the common stock.

Use of Proceeds

We will not receive any cash proceeds upon the issuance of the common stock in exchange for the exchangeable shares of Lulu Canada.

Description of Capital Stock

lululemon’s authorized capital stock consists of:

•	200,000,000 shares of common stock, par value of $0.01 per share;

•	30,000,000 shares of special voting stock, par value $0.00001 per share; and

•	5,000,000 shares of preferred stock, par value $0.01 per share.

As of July 29, 2008, 47,251,965 shares of common stock, and 20,935,041 shares of our special voting stock were issued and outstanding. No shares of lululemon’s preferred stock are issued or outstanding as of the date of this prospectus.

In the discussion that follows, we have summarized the material provisions of lululemon’s amended and restated certificate of incorporation and amended and restated bylaws relating to its capital stock. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to lululemon’s amended and restated certificate of incorporation and amended and restated bylaws. You should read the provisions of the amended and restated certificate of incorporation and amended and restated bylaws as currently in effect for more details regarding the provisions described below and for other provisions that may be important to you. We also have summarized certain provisions of the exchangeable shares of Lulu Canada. You should read the Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares of Lulu Canada and related agreements for more details regarding the exchangeable shares. We have filed copies of those documents with the SEC. See “Where You Can Find More Information.”

Common Stock

Holders of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, and do not have cumulative voting rights in the election of directors. Subject to preferences that may be granted to any holders of another class of shares, holders of our common stock are entitled to receive ratably only those dividends as may be declared by our board of directors out of funds legally available therefor, as well as any distributions to our stockholders. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets remaining after we pay our liabilities and distribute the liquidation preference of any class of our shares that has a liquidation preference over our common stock.

Holders of our common stock have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

Our board of directors has the authority, without action by our stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until our board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in our control without further action by the stockholders.

The issuance of our preferred stock could have the effect of delaying, deferring, or preventing a change in our control. No shares of preferred stock are outstanding, and we have no present plans to issue any shares of preferred stock.

Special Voting Stock

The number of shares of special voting stock outstanding is equal to the number of exchangeable shares that are issued by Lulu Canada. The shares of special voting stock are issued to holders of exchangeable shares. Holders of shares of special voting stock are able to vote in person or by proxy on any matters put before holders of our common stock at any stockholders meeting. Each share of special voting stock carries one vote. Such votes may be exercised for the election of directors and on all other matters submitted to a vote of our stockholders.

Our shares of special voting stock do not entitle their holders to receive dividends or distributions from us or to receive any consideration in the event of our liquidation, dissolution or winding-up. To the extent exchangeable shares are purchased for shares of our common stock, a number of shares of special voting stock as corresponds to the number of exchangeable shares thus purchased will be cancelled without consideration.

Exchangeable Shares

In connection with the issuance of the exchangeable shares as part of our corporate reorganization in July 2007, Lulu Canada issued exchangeable shares to certain of our Canadian equityholders at the time of the reorganization. The exchangeable shares of Lulu Canada, together with the shares of special voting stock, are intended to be the economic equivalent to shares of our common stock. The rights, preferences, restrictions and conditions attaching to the exchangeable shares include the following:

•	Any holder of exchangeable shares is entitled at any time to require Lulu Canada to redeem any or all of the exchangeable shares registered in such holder’s name in exchange for one share of our common stock for each exchangeable share presented and surrendered, plus a cash payment in an amount equal to any accrued and unpaid dividends on such exchangeable shares at the time of redemption. The right of a holder of exchangeable shares to require Lulu Canada to redeem such holder’s exchangeable shares is referred to herein as the put right.

•	If we declare a dividend on our common stock, the holders of exchangeable shares are entitled to receive from Lulu Canada the same dividend, or an economically equivalent dividend, on their exchangeable shares.

•	Holders of exchangeable shares are not entitled to receive notice of or to attend any meeting of the stockholders of Lulu Canada or to vote at any such meeting, except as required by law or as specifically provided in the exchangeable share conditions.

•	Lulu Canada will have the right to force the exchange of all exchangeable shares for shares of our common stock (and payment of any accrued and unpaid dividends on the exchangeable shares) at any time after the earlier of (i) the 40th anniversary of our corporate reorganization, (ii) the date on which fewer than 10% of the originally issued exchangeable shares remain outstanding or (iii) the occurrence of certain specified events such as a change of control of us.

•	The right of holders of exchangeable shares to require Lulu Canada to redeem their exchangeable shares and the right of Lulu Canada to redeem the exchangeable shares, both as described above, are subject to the overriding right of Lululemon Callco ULC, our wholly-owned subsidiary, or Callco, to purchase such shares for a price of one share of our common stock for each exchangeable share, together with all declared and unpaid dividends on such exchangeable share.

•	Holders of exchangeable shares will be entitled to vote their shares of special voting stock.

Exchange Trust Agreement

In connection with the issuance of exchangeable shares as part of our corporate reorganization in July 2007, we entered into an exchange trust agreement with Lulu Canada and a third party-trustee named therein, or the trustee.

Under the exchange trust agreement, the holders of exchangeable shares may instruct the trustee to exercise the right to require Callco to purchase all outstanding exchangeable shares in certain events. The purchase price payable by Callco for the exchangeable shares will be equal to one share of our common stock for each exchangeable share, together with any accrued and unpaid dividends on the exchangeable share.

In accordance with the terms of the exchangeable share support agreement described below, we will not exercise any voting rights with respect to any exchangeable shares held by us or our subsidiaries, although we may appoint proxy-holders with respect to such exchangeable shares for the sole purpose of attending meetings of the holders of exchangeable shares in order to be counted as part of the quorum for such meetings.

With the exception of administrative changes for the purpose of adding covenants of any or all parties for the protection of the beneficiaries thereunder, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision, or manifest error (in each case provided that our board of directors and the board of directors of Lulu Canada is of the good faith opinion that such changes or corrections are not prejudicial to the rights or interests of the holders of the exchangeable shares), the exchange trust agreement may not be amended without the approval of the holders of the exchangeable shares given in the manner specified therein.

The trust created by the exchange trust agreement will continue until the earliest to occur of the following events:

•	no outstanding exchangeable shares or shares or rights convertible into or exchangeable for exchangeable shares are held by a beneficiary (other than by us or any of our subsidiaries); and

•	we and Lulu Canada together elect in writing to terminate the exchange trust agreement and such termination is approved by the beneficiaries as set forth in the provisions to the exchangeable shares.

Exchangeable Share Support Agreement

In connection with the issuance of the exchangeable shares as part of our corporate reorganization in July 2007, we also entered into an exchangeable share support agreement with Lulu Canada and Callco. Pursuant to the exchangeable share support agreement, for so long as any exchangeable shares (other than exchangeable shares held by us or any of our subsidiaries) remain outstanding:

•	Lulu Canada and we will take all actions and do all things as are reasonably necessary or desirable to enable and permit it and us, in accordance with applicable law, to perform our respective obligations and complete all such actions and all such things as are necessary or desirable to enable and permit us to deliver or cause to be delivered shares of our common stock to the holders of exchangeable shares who exercise their put rights.

•	Lulu Canada, Callco and we will take all such actions and do all things as are necessary or desirable to enable and permit them and us, in accordance with applicable law, to perform our respective obligations arising upon the exercise by Lulu Canada or Callco of their rights to acquire exchangeable shares, including without limitation all such actions and all such things as are necessary or desirable to enable and permit us to deliver or cause to be delivered shares of our common stock to the holders of exchangeable shares in accordance with the provisions of such rights.

•	Neither we nor Lulu Canada may take any action in order to liquidate, dissolve or wind-up, each a voluntary liquidation, or proceed with any voluntary liquidation, unless the other concurrently takes action to voluntarily liquidate or proceeds with a voluntary liquidation.

We will send to the holders of exchangeable shares, to the extent not already sent to holders of the special voting stock, the notice of each meeting at which our stockholders are entitled to vote, together with the related meeting materials, including without limitation, any circular or information statement. Such mailing will commence on the same day as we send such notice and materials to our stockholders. We will also send to the holders of exchangeable shares copies of all information statements, interim and annual financial statements, reports and other materials that we send to our stockholders at the same time as such materials are sent to our stockholders. We will also use reasonable efforts to obtain and deliver a copy of any materials sent by a third party to our stockholders, including dissident proxy and information circulars (and related information and materials) and tender and exchange offer circulars, as soon as reasonably practicable after receipt of such materials by us or by our stockholders (if such receipt is known by us), to the extent not already sent to holders of the special voting stock.

The exchangeable share support agreement provides that, in the event of any proposed tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to the shares of our common stock which is recommended by our board of directors, we will use all reasonable efforts expeditiously and in good faith to take all actions necessary or desirable to enable and permit holders of exchangeable shares to participate in such transaction to the same extent and on an economically equivalent basis as holders of shares of our common stock, without discrimination.

In order to assist us in complying with our obligations under the exchangeable share support agreement, Lulu Canada and Callco are required to notify us as soon as practicable upon the exercise of their rights to acquire exchangeable shares.

In order to assist Lulu Canada in complying with its obligations under the exchangeable share support agreement, we will notify Lulu Canada as soon as possible upon a proposed declaration by us of any dividend on our shares of common stock and take all such other actions as are reasonably necessary, in cooperation with Lulu Canada, to ensure that the respective declaration date, record date and payment date for a dividend on our shares of common stock shall be the same as the declaration date, record date and payment date for the corresponding dividend on the exchangeable shares, subject to all applicable laws.

Under the exchangeable share support agreement, we have agreed not to exercise any voting rights attached to the exchangeable shares owned by us or any of our subsidiaries on any matter considered at meetings of holders of exchangeable shares. With the exception of administrative changes for the purpose of adding covenants of any or all parties, making certain necessary amendments or curing or correcting any ambiguity, inconsistent provision or manifest error (in each case provided that our board of directors and the boards of directors of Lulu Canada and Callco are of the good faith opinion that such changes or corrections are not prejudicial to the rights or interests of the holders of the exchangeable shares), the exchangeable share support agreement may not be amended without the approval of the holders of the exchangeable shares as provided in the exchangeable share support agreement.

Indemnification and Limitation on Directors’ and Officers’ Liability

As permitted by Section 102 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and amended and restated bylaws limit the liability of our directors for monetary damages for breach of their fiduciary duties, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for any of the following:

•	any breach of their duty of loyalty to the corporation or the stockholder;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

As permitted by Section 145 of the Delaware General Corporation Law, our amended and restated certificate of incorporation and our amended and restated bylaws also provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law and that we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions. We believe that indemnification under our amended and restated certificate of incorporation and our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties.

Our amended and restated certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether our amended and restated certificate of incorporation or Section 145 of the Delaware General Corporation Law would permit indemnification. We have obtained directors’ and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

We also have entered into separate indemnification agreements with each of our directors and executive officers, which are in addition to and broader than the indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of such person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Anti-Takeover Effects of Provisions of Our Certificate of Incorporation, Our Bylaws and Delaware Law

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws, and applicable provisions of the Delaware General Corporation Law, may make it more difficult for or prevent a third party from acquiring control of us or changing our board of directors and management. These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or in our management. These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and in the policies furnished by them and to discourage certain types of transactions that may involve an actual or threatened change in our control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change the control of our company. This may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

No Cumulative Voting

Our amended and restated certificate of incorporation and our amended and restated bylaws do not provide for cumulative voting in the election of directors. The combination of ownership by a few stockholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting will make it more difficult for our other stockholders to replace our board of directors or for another party to obtain control of us by replacing our board of directors.

Stockholder Meetings

Our charter documents provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president, or upon a resolution adopted by or affirmative vote of a majority of the board of directors, and not by the stockholders.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

Elimination of Stockholder Action by Written Consent

Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

Election and Removal of Directors

Our amended and restated certificate of incorporation and amended and restated bylaws provide for our board of directors to be divided into three classes, with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. The provision for a classified board could prevent a party who acquires control of a majority of our outstanding voting stock from obtaining control of our board of directors until the second annual stockholders meeting following the date the acquiring party obtains the controlling stock interest. The classified board provision could discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us and could increase the likelihood that incumbent directors will retain their positions.

Directors may be removed with cause by the vote of a two-thirds of the shares represented in person or by proxy at a meeting entitled to vote generally in the election of directors, voting as a single class.

Size of Board and Vacancies

Our amended and restated certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation or removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, with the following exceptions:

•	prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; and

•	on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges, or other financial benefits by or through the corporation.

In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation or any entity or person affiliated with or controlling or controlled by such entity or person.

Plan of Distribution

We will distribute the shares of common stock covered by this prospectus only upon the redemption, retraction or purchase of the exchangeable shares of Lulu Canada, and no broker, dealer or underwriter has been engaged in connection with the redemption, retraction or purchase. Each exchangeable share of Lulu Canada will be redeemed, retracted or purchased for one share of our common stock. We will pay all expenses incurred in connection with the distribution described in this prospectus.

Material Tax Considerations

Canadian Federal Income Tax Considerations

The following is an accurate summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Tax Act”) generally applicable to you if you hold exchangeable shares or acquire our common stock which is qualified for distribution under this Registration Statement on the redemption, retraction or purchase of exchangeable shares and if, for purposes of the Tax Act and at all relevant times, you are or are deemed to be resident in Canada, you deal with us at arm’s length, you are not affiliated with us and you hold your exchangeable shares and will hold your common stock as capital property. The exchangeable shares and the common stock will generally be considered to be capital property to you unless they are held by you in the course of carrying on a business or were acquired in a transaction considered to be an adventure in the nature of trade. If the exchangeable shares would not otherwise qualify as capital property to you, you may be entitled to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have such shares and any other “Canadian security” (as defined in the Tax Act) treated as capital property in the taxation year of the election and in all subsequent taxation years. If you are considering such an election you should consult your tax advisor.

This discussion does not apply to you if at any relevant time, for purposes of the Tax Act: (i) lululemon is a “foreign affiliate” of you; (ii) an interest in you is a “tax shelter investment”; (iii) you are a “specified financial institution”; (iv) the “functional currency” reporting rules in subsection 261(4) of the Tax Act apply to you; or (v) you are a “financial institution” for purposes of the mark-to-market rules. You should consult your tax advisor if any of the circumstances described above applies to you.

This summary is based on the current provisions of the Tax Act and regulations issued pursuant to it and our Canadian counsel’s understanding of the current administrative policies and assessing practices published in writing by the Canada Revenue Agency (the “CRA”) prior to the date of this prospectus. This summary takes into account all specific proposals to amend the Tax Act and regulations that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (“Proposed Amendments”) and assumes that the Proposed Amendments will be enacted in their present form. No assurances can be given that any Proposed Amendments will be enacted in the form proposed, or at all.

This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for Proposed Amendments, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described below.

For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of exchangeable shares and common stock, including dividends, adjusted cost base amounts and proceeds of disposition, must be converted into Canadian dollars as determined in accordance with the rules in the Tax Act, including subsection 261(2).

This summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to you. Therefore, you should consult your own tax advisors with respect to your particular circumstances.

Exchangeable Shares

Exchange of Exchangeable Shares — Retraction, Redemption or Purchase by Lulu Canada

On a redemption (including a retraction by the holder or a purchase by Lulu Canada) of your exchangeable shares, you will be deemed to have received a dividend equal to the amount, if any, by which the redemption proceeds exceed the paid-up capital (for purposes of the Tax Act) of the exchangeable shares so redeemed. For these purposes, the redemption proceeds will be the fair market value at the time of the exchange of the common stock which you receive plus the amount, if any, of all payable and unpaid dividends on the exchangeable shares paid on the redemption. The amount of any such deemed dividend will be subject to the tax treatment described below.

On a redemption (including a retraction by the holder or a purchase by Lulu Canada) of your exchangeable shares, you will also be considered to have disposed of your exchangeable shares, but the amount of the deemed dividend will be excluded in computing your proceeds of disposition for purposes of computing any capital gain or capital loss arising on the disposition. If you are a corporation, in some circumstances, the amount of any such deemed dividend may be treated as proceeds of disposition and not as a dividend. The taxation of capital gains and capital losses is described below.

AS A RESULT OF CERTAIN CALL RIGHTS HELD BY CALLCO AND CERTAIN OTHER RIGHTS ASSOCIATED WITH THE EXCHANGEABLE SHARES, YOU MAY NOT BE ABLE TO CONTROL WHETHER YOUR DISPOSITION OF EXCHANGEABLE SHARES OCCURS BY WAY OF A PURCHASE BY CALLCO OR AS A REDEMPTION BY LULU CANADA (INCLUDING A RETRACTION). THE CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF A REDEMPTION (INCLUDING A RETRACTION) OF YOUR EXCHANGEABLE SHARES BY LULU CANADA MAY DIFFER MATERIALLY FROM A PURCHASE OF SUCH SHARES BY CALLCO.

Exchange of Exchangeable Shares — Callco Purchase

On a purchase of your exchangeable shares by Callco for our common stock, you will generally realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of your exchangeable shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of those exchangeable shares immediately before the exchange. For these purposes, the proceeds of disposition will be the fair market value at the time of the exchange of the common stock which you receive and will not include any dividends received from Lulu Canada (see “Dividends on Exchangeable Shares”, below). The taxation of capital gains and capital losses is described below.

On February 23, 2005, the Minister of Finance (Canada) reaffirmed a prior commitment to introduce a new rule in the Tax Act that would allow holders of shares of a Canadian corporation to exchange such shares for shares of a non-Canadian corporation on a tax-deferred basis. It is possible that the tax proposals described in this announcement, if enacted, could, from the time any such change is considered to be in force, allow you to exchange exchangeable shares for common stock on a tax-deferred basis. However, no specifics were announced regarding what the requirements for such treatment may be and there is no assurance that the commitment will be honoured or that any such new rules will be enacted.

Exchange of Exchangeable Shares — Special Voting Stock

Consequent on the redemption, retraction or purchase of your exchangeable shares a like number of your shares of special voting stock will be cancelled for no consideration with the result that no deemed dividend or capital gain should be realized by you on the disposition of such special voting stock.

Disposition of Exchangeable Shares other than on an Exchange

A disposition or deemed disposition of your exchangeable shares, other than on a redemption (including a retraction by the holder or a purchase by Lulu Canada) or purchase by Callco will generally be treated in the same manner as a purchase of your exchangeable shares by Callco.

Dividends on Exchangeable Shares

If you are an individual (including certain trusts), dividends received or deemed to be received on the exchangeable shares (including on a redemption, retraction or purchase thereof by Lulu Canada) will be included in computing your income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from a corporation resident in Canada, including the enhanced dividend tax credit rules applicable to any dividends designated by Lulu Canada as “eligible dividends” in accordance with the Tax Act.

If you are a corporation, other than a “specified financial institution” as defined in the Tax Act, dividends received or deemed to be received on the exchangeable shares normally will be included in your income and will generally be deductible in computing your taxable income. If you are a “specified financial institution” within the meaning of the Tax Act, you should consult your tax advisor.

To the extent that a deduction for such a dividend is available, private corporations (as defined in the Tax Act) and certain other corporations may be liable to pay refundable tax under Part IV of the Tax Act at a rate of 33 1/3% on the amount of the dividend.

Common Stock

Acquisition and Disposition of the Common Stock

The cost of the common stock received on a redemption, retraction or purchase of exchangeable shares will be equal to the fair market value of the common stock at that time, and will be averaged with the adjusted cost base of any other common stock held by you at that time as capital property for the purpose of determining the adjusted cost base of your common stock.

You will generally realize a capital gain (or a capital loss) on a disposition or deemed disposition of your common stock equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to you of that common stock immediately before the disposition. The taxation of capital gains and capital losses is described below.

Dividends on the Common Stock

Dividends on our common stock will be included in your income for the purposes of the Tax Act. If you are an individual (including certain trusts), you will not be subject to the gross-up and dividend tax credit rules in the Tax Act applicable to dividends received from taxable Canadian corporations. If you are a corporation, you will be required to include such dividends in computing your income and will not be entitled to deduct the amount of these dividends in computing your taxable income. If you are a “Canadian-controlled private corporation,” as defined in the Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on such dividends. To the extent U.S. withholding tax is deducted in respect of dividends paid on common stock, the amount of such tax may be eligible for foreign tax credit or deduction treatment subject to the detailed rules and limitations under the Tax Act. You should consult your tax advisor with respect to the availability of a foreign tax credit or deduction having regard to your particular circumstances.

Taxation of Capital Gains and Capital Losses

One-half of any capital gain (a “taxable capital gain”) realized on a disposition or deemed disposition of your exchangeable shares or common stock must be included in your income for the year of the disposition. One-half of any capital loss (an “allowable capital loss”) realized by you is required to be deducted against taxable capital gains you realize in the year of the disposition. Any allowable capital losses in excess of taxable capital gains in the year of disposition may be carried back up to three taxation years or forward indefinitely and deducted against net taxable capital gains in those other years to the extent and in the circumstances prescribed in the Tax Act.

Capital gains realized by an individual or trust, other than certain trusts, may give rise to alternative minimum tax under the Tax Act.

If you are a “Canadian-controlled private corporation,” as defined in the Tax Act, you may be liable to pay an additional refundable tax of 6 2/3% on taxable capital gains.

If you are a corporation, the amount of any capital losses arising from a disposition or deemed disposition of exchangeable shares may be reduced by the amount of any dividends received or deemed to have been received by you on the exchangeable shares to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where you are a corporation that is a member of a partnership or a beneficiary of a trust that owns exchangeable shares or where a trust or partnership of which a corporation is a beneficiary or a member is a member of a partnership or a beneficiary of a trust that owns any of these shares. You should consult your tax advisor if these rules may apply to you.

Foreign Property Information Reporting

If you are a “specified Canadian entity” and you own “specified foreign property” (both as defined in the Tax Act) with a total cost amount at any time in a taxation year that exceeds $100,000 (Canadian) you must file an information return relating to the specified foreign property owned by you, which would include the common stock, the exchangeable shares and certain exchange and voting rights relating thereto. Generally, subject to certain exclusions, if you are resident in Canada you will be a “specified Canadian entity.” You should consult your tax advisor about whether you must comply with these rules with respect to your exchangeable shares or common stock.

Foreign Investment Entity Tax Proposals

Proposed Amendments regarding the taxation of “participating interests” in “foreign investment entities” were introduced in Parliament by the Minister of Finance (Canada) as Bill C-10 on October 29, 2007 (the “FIE Proposals”). In general, where the FIE Proposals apply, the holder (other than an “exempt taxpayer”) of a participating interest (other than an “exempt interest”) in a “foreign investment entity” will generally be required to include in income annually, an imputed return at the prescribed rate on the “designated cost” of that interest, unless the holder can qualify for and elects on a timely basis to use certain alternative methods of taxation.

Such FIE Proposals will generally apply to fiscal years commencing after 2006 notwithstanding that such proposals have not yet been enacted.

A corporation will not be a foreign investment entity for purposes of the FIE Proposals if: (i) at the end of the corporation’s taxation year the “carrying value” of all of its “investment property” is not greater than one-half of the “carrying value” of all of its property or (ii) if, throughout the corporation’s taxation year, its principal undertaking is not an “investment business” within the meaning of those terms in the FIE Proposals.

The determination of whether or not lululemon is a foreign investment entity must be made on an annual basis at the end of each of its taxation years, and no assurances can be given that lululemon will not be a foreign investment entity at the end of any such taxation year.

Common stock of lululemon will constitute a “participating interest” for purposes of the FIE Proposals. However, in general, these FIE Proposals will not apply to you so long as your common stock represents an exempt interest to you on the basis that: (i) it is reasonable to conclude that you have no “tax avoidance motive” in respect of the common stock at that time and throughout the period during which the common stock is held, (ii) lululemon is resident in the U.S. for the purposes of the Tax Act and the Canada-U.S. Income Tax Convention, as amended, (iii) our common stock is listed on a designated stock exchange (which currently includes the TSX and Nasdaq), and (iv) your common stock represents an “arm’s length interest”. It is expected that the common stock will constitute an “arm’s length interest” of a holder for purposes of such proposals if (i) there are at least 150 persons each of which holds common stock that has a total fair market value of $500 (Canadian); and (ii) the total common stock such holder holds (or an entity or an individual with whom the holder does not deal at arm’s length) does not exceed 10% of our common stock. Whether a holder has a “tax avoidance motive” for purposes of such proposals will depend upon the holder’s particular circumstances. You should consult your tax advisor to make this determination.

If the FIE Proposals do not apply to a holder of common stock, they will generally not apply to a holder of exchangeable shares.

No assurance can be given that the exchangeable shares or the common stock will qualify for these exemptions nor can assurances be given that the FIE Proposals will be enacted in the form currently proposed. The FIE Proposals are complex and you should consult your tax advisor regarding the application of these proposals in your particular circumstances.

United States Federal Income Tax Considerations To Non-U.S. Holders

The following is a summary of the material United States federal income tax consequences to Non-U.S. Holders, as defined below, of the ownership and disposition of common stock and of the exchange of exchangeable shares for common stock. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential United States federal income tax consequences that may apply to a Non-U.S. Holder as a result of the ownership and disposition of exchangeable shares and common shares. In addition, this summary does not take into account the individual facts and circumstances of any particular Non-U.S. Holder that may affect the United States federal income tax consequences to such Non-U.S. Holder nor does it address the United States state or local tax consequences or the foreign tax consequences of the ownership and disposition of the common stock or exchangeable shares. Accordingly, this summary is not intended to be, and should not be construed as, legal or United States federal income tax advice with respect to any Non-U.S. Holder. Except as specifically provided under “Exchange of Exchangeable Shares for Common

Stock” below, this summary does not address the United States federal income tax consequences to Non-U.S. Holders of their ownership and disposition of exchangeable shares. Accordingly, Non-U.S. Holders should consult their own tax advisors regarding the United States tax consequences (including the potential application and operation of any income tax treaties) of the ownership and disposition of exchangeable shares. U.S. Holders (as defined below) who own exchangeable shares or who acquire common stock should consult their own tax advisors as to the United States tax consequences of owning and disposing such shares.

Scope of This Summary

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), final and temporary United States Treasury regulations promulgated thereunder, administrative pronouncements and judicial decisions, in each case as in effect of the date hereof, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the United States Internal Revenue Service (the “IRS”) regarding the United States federal income tax consequences described herein.

Accordingly, all holders are strongly urged to consult their tax advisors with regard to the application of the United States federal, state, local and other tax consequences and the non-United States tax consequences of the ownership and disposition of exchangeable shares and the common stock in light of their particular circumstances.

For purposes of this summary, the term “Non-U.S. Holder” means any person that is a beneficial owner of exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) other than a person who is a U.S. Holder. The term “U.S. Holder” means a beneficial owner of exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) that is (a) a citizen or an individual resident of the United States for United States federal income tax purposes, (b) a corporation (or other entity taxable as a corporation for United States federal income tax purposes) organized under the laws of the United States or any political subdivision thereof, including the States and the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust which (i) is subject to the primary jurisdiction of a court within the United States and for which one or more United States persons have authority to control all substantial decisions, or (ii) has a valid election in effect under applicable United States Treasury Regulations to be treated as a U.S. person.

The term U.S. Holder also includes certain former citizens and residents of the United States. If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of the exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock), the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership.

Non-U.S. Holders Subject to Special United States Federal Income Tax Rules Not Addressed

This summary does not address the United States federal income tax consequences to certain categories of Non-U.S. Holders subject to special rules, including Non-U.S. Holders that are (a) banks, financial institutions, or insurance companies, (b) regulated investment companies or real estate investment trusts, (c) brokers or dealers in securities or currencies or traders in securities or currencies that elect to apply a mark-to-market accounting method, (d) tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts, (e) holders that own exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) as part of a straddle, hedge, constructive sale, conversion transaction, or other integrated investment, (f) holders that acquired exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) in connection with the exercise of employee stock options or otherwise as compensation for services, (g) holders that have a “functional currency” other than the U.S. dollar, (h) holders that are liable for the “alternative minimum tax” under the Code, (i) holders that hold exchangeable shares (or, following any exchange of exchangeable shares for common stock, a beneficial owner of common stock) other than as a capital asset within the meaning of Section 1221 of the Code, (j) holders that own or have owned directly, indirectly, or constructively 5% or more, by voting power or value, of the outstanding equity interests of lululemon, or (k) U.S. expatriates. Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders described immediately above, should consult their own tax advisors regarding the United States federal income, United States state and local, and non-United States tax consequences of disposition of exchangeable shares and the ownership and disposition of common shares.

Exchange of Exchangeable Shares for Common Stock

You generally will not be subject to United States federal income tax on any gain realized on the exchange of exchangeable shares for the common stock unless (i) the gain is effectively connected with your trade or business in the United States or, if a treaty applies, is attributable to your permanent establishment in the United States, or (ii) you are an individual and you are present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

Dividends on the Common Stock

Dividends paid to you as a Non-U.S. Holder of the common stock generally will be subject to withholding of United States federal income tax at a rate of 30%, which rate may be subject to reduction by an applicable income tax treaty (generally 15% on dividends paid to eligible residents of Canada under the Canada-United States Income Tax Treaty), unless the dividend is effectively connected with the conduct of your trade or business within the United States (or if a tax treaty applies, is attributable to your United States permanent establishment), in which case the dividend will be taxed at ordinary United States federal income tax rates. If you are a corporation, such effectively connected income may also be subject to an additional “branch profits tax.” You will be required to satisfy certain certification requirements to claim treaty benefits or otherwise claim a reduction of, or exemption from, the withholding tax described above.

Sale or Exchange of the Common Stock

You generally will not be subject to United States federal income tax on any gain realized on the sale or exchange of shares of the common stock unless (i) the gain is effectively connected with your trade or business in the United States or, if a treaty applies, is attributable to your permanent establishment in the United States, or (ii) you are an individual and you are present in the United States for 183 days or more during the taxable year of disposition and certain other conditions are satisfied.

Information Reporting and Backup Withholding

Non-U.S. Holders are generally subject to information reporting requirements with respect to dividends paid by us to you and any tax withheld with respect to such dividends. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. You will be subject to a backup withholding tax, currently at the rate of 28%, unless applicable certification requirements are met. Payment of the proceeds of a sale of shares of the common stock within the United States or by a U.S. payor or U.S. middleman, is subject to both backup withholding and information reporting unless you, as the beneficial owner, certify under penalties of perjury that you are not a United States person for purposes of the Code (and the payor does not have actual knowledge or reason to know that you are a United States person) or otherwise establishes an exemption. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against your U.S. federal income tax liability, if any, or will be refunded to the extent it exceeds such liability, if you furnish the required information to the IRS. Each Non-U.S. Holder should consult its own tax advisor regarding the information reporting and backup withholding tax rules.

Legal Matters

DLA Piper US LLP, Seattle, Washington, our outside counsel, will issue an opinion about the legality of any securities we offer through this prospectus.

Experts

The consolidated financial statements of lululemon incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended February 3, 2008 of lululemon athletica inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

20,935,041 Shares
Common Stock

lululemon athletica inc.

July 31, 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth expenses payable by lululemon in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates.

SEC registration fee	$20,248
Printing expenses.	10,000
Legal fees and expenses	50,000
Accounting fees and expenses	10,000
Miscellaneous	—

Total	$90,248

Item 15.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law, or the DGCL, empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director or officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by that person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and others against expenses (including attorneys’ fees) in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or an officer is successful on the merits or otherwise in the defense of any action referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify that director or officer against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we shall indemnify our directors and executive officers and may indemnify our other officers and employees and other agents to the fullest extent permitted by law and that we may advance expenses to our directors, officers and employees in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions. We believe that indemnification under our amended and restated certificate of incorporation and our amended and restated bylaws covers at least negligence and gross negligence on the part of indemnified parties.

Our amended and restated certificate of incorporation also permits us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether our amended and restated certificate of incorporation or Section 145 of the Delaware General Corporation Law would permit indemnification. We have obtained directors’

and officers’ liability insurance to provide our directors and officers with insurance coverage for losses arising from claims based on breaches of duty, negligence, errors and other wrongful acts.

We have entered into separate indemnification agreements with each of our directors and executive officers, which is in addition to and, in some instances, broader than the indemnification provided for in our charter documents. These agreements, among other things, provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by this person in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

The Company also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of the Company.

The Company maintains insurance policies under which the Company’s directors and officers are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16. Exhibits.

			Incorporated by Reference
Exhibit		Filed		Exhibit
No	Exhibit Title	Herewith	Form	No.	File No.	Filing Date

2.1	Agreement and Plan of Reorganization dated as of April 26, 2007, by and among the parties named therein		S-1	2.1	333-142477	5/1/2007
2.2	Exchange Trust Agreement dated as of July 26, 2007, between lululemon athletica inc., Lulu Canadian Holding, Inc. and Computershare Trust Company of Canada		10-Q	10.5	001-33608	9/10/2007
2.3	Exchangeable Share Support Agreement dated as of July 26, 2007, between lululemon athletica inc., Lululemon Callco ULC and Lulu Canadian Holding, Inc.		10-Q	10.6	001-33608	9/10/2007
2.4	Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares dated as of July 26, 2007, by and among the parties named therein		10-Q	10.7	001-33608	9/10/2007
2.5	Amended and Restated Arrangement Agreement dated as of June 18, 2007, by and among the parties named therein		S-1/A	10.14	333-142477	7/9/2007
2.6	Plan of Arrangement and Exchangeable Share Provisions dated as of June 18, 2007, by and among the parties named therein		S-1/A	10.14	333-142477	7/9/2007
4.1	Form of Specimen Stock Certificate of lululemon athletica inc.		S-1/A	4.1	001-33608	7/9/2007
5.1	Opinion of DLA Piper US LLP	X
23.1	Consent of PricewaterhouseCoopers LLP	X

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(A) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to the registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, lululemon athletica inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, British Columbia, Canada, on July 31, 2008.

lululemon athletica inc.

By:	/s/ Christine M. Day
Christine M. Day
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Christine M. Day and John E. Currie and each of them, with full power of substitution and resubstitution and full power to act without the other, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file, any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their and his or her substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Christine M. Day Christine M. Day	Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2008

/s/ John E. Currie John E. Currie	Chief Financial Officer (Principal Financial and Accounting Officer)	July 31, 2008

/s/ Dennis J. Wilson Dennis J. Wilson	Chairman of the Board	July 31, 2008

/s/ Michael Casey Michael Casey	Director	July 31, 2008

/s/ Steven J. Collins Steven J. Collins	Director	July 31, 2008

/s/ RoAnn Costin RoAnn Costin	Director	July 31, 2008

/s/ R. Brad Martin R. Brad Martin	Director	July 31, 2008

Signature	Title	Date

/s/ David M. Mussafer David M. Mussafer	Director	July 31, 2008

/s/ Rhoda M. Pitcher Rhoda M. Pitcher	Director	July 31, 2008

/s/ Thomas G. Stemberg Thomas G. Stemberg	Director	July 31, 2008

INDEX TO EXHIBITS

Item 16. Exhibits.

			Incorporated by Reference
Exhibit		Filed		Exhibit
No	Exhibit Title	Herewith	Form	No.	File No.	Filing Date

2.1	Agreement and Plan of Reorganization dated as of April 26, 2007, by and among the parties named therein		S-1	2.1	333-142477	5/1/2007
2.2	Exchange Trust Agreement dated as of July 26, 2007, between lululemon athletica inc., Lulu Canadian Holding, Inc. and Computershare Trust Company of Canada		10-Q	10.5	001-33608	9/10/2007
2.3	Exchangeable Share Support Agreement dated as of July 26, 2007, between lululemon athletica inc., Lululemon Callco ULC and Lulu Canadian Holding, Inc.		10-Q	10.6	001-33608	9/10/2007
2.4	Amended and Restated Declaration of Trust for Forfeitable Exchangeable Shares dated as of July 26, 2007, by and among the parties named therein		10-Q	10.7	001-33608	9/10/2007
2.5	Amended and Restated Arrangement Agreement dated as of June 18, 2007, by and among the parties named therein		S-1/A	10.14	333-142477	7/9/2007
2.6	Plan of Arrangement and Exchangeable Share Provisions dated as of June 18, 2007, by and among the parties named therein		S-1/A	10.14	333-142477	7/9/2007
4.1	Form of Specimen Stock Certificate of lululemon athletica inc.		S-1/A	4.1	001-33608	7/9/2007
5.1	Opinion of DLA Piper US LLP	X
23.1	Consent of PricewaterhouseCoopers LLP	X